Exhibit 99.1

Investment Corporation

Aames Investment Corporation Reports First Quarter Financial Results

Loan Production Up 15% From Year Ago; Retail Production up 44%

Company in Discussions Regarding Possible Merger

Core EPS Loss of $0.10, GAAP EPS Loss of $0.22

Cost Reduction Program Proceeding

Los Angeles, California, May 10, 2006 – Aames Investment Corporation (NYSE: AIC), a nationwide subprime mortgage lender today reported diluted net loss per common share of $0.22 for the first quarter of 2006.  Excluding a pretax mark-to-market derivative loss under FASB 133 of $5.2 million and charges related to the Company’s cost reduction program and other non-core charges of $2.3 million, core loss per diluted share for the quarter equaled $6.0 million or $0.10 per share.

First Quarter 2006 Highlights

•              Total loan production of $1.6 billion, 15% above year-ago volume, and 17% below the fourth quarter 2005, reflecting seasonal variation;

•              Retail Channel production increased by 44% from the first quarter of 2005 and accounted for 48% of total production compared with 43% in the fourth quarter of 2005;

•              Net cost to originate of 2.20%, compared with 2.92% in the first quarter of 2005;

•              Taxable portfolio net interest margin of 2.75%;

•              Weighted average interest rate on quarter’s production of 8.39%, compared with 7.81% for the fourth quarter of 2005.

Aames also announced that it is in discussions with several parties regarding a potential merger or sale of the Company.  While there can be no assurance that any transaction will be completed or of the price of any such acquisition, the Company currently believes that there is a significant probability that it will enter into a definitive agreement with one of the parties during the second quarter.  Aames has retained Credit Suisse, Inc. as its financial advisor in connection with its consideration of a potential transaction.

Mr. A. Jay Meyerson, Chairman and CEO of Aames, said, “We were pleased with the success of our retail growth strategy in the first quarter, with the division growing by 44% over last year and now accounting for nearly half of our total production.  We were also encouraged with the progress on our strategies to improve our results for the remainder of the year, even as we began pursuing a possible sale to better position this enterprise for the longer term.  We are moving forward on our plans announced on March 27 to reorganize our parent company to eliminate its REIT status and have successfully eliminated a meaningful amount of operating costs.  By April, we closed two wholesale operating centers and eliminated over 120 positions in the Company.  At the same time, we continue to focus on growing profitable loan volume, with a particular focus on our strong retail franchise, which enhances our ability to weather the challenges in the subprime industry.”

Meyerson continued, “However, we were disappointed that we experienced a higher than anticipated loss in the quarter and have taken actions to address several issues that led to the negative financial results.  Our lower-than-expected gain on sale revenues resulted from increases on loan coupons not keeping pace with the market, as well as provisioning for an unanticipated loan repurchase.  The prices paid in the whole loan market for second liens and lower FICO loans continued to decrease during the first quarter, which particularly impacts our wholesale operation, where a majority of our production is in 80/20 loans. In response, we have tightened credit guidelines and made more aggressive increases in our coupons, originating loans in the past several weeks with first lien rates in the 8.30% to 8.45% range. We have also eliminated a number of loan categories from our product menu, which will reduce volume in our wholesale channel but improve our gross gain on sale rates.”

Revised Guidance

Based on the current outlook for the Company and the subprime industry, management expects diluted core EPS for 2006 in a range of $0.65 to $0.75 per share. Although the Company continues to anticipate positive core diluted EPS in the second quarter, the change from the previously announced guidance reflects the higher-than-anticipated net loss for the first quarter, as well as the subprime sector’s current loan-pricing environment and volatility.

Financial Disclosure

The Company has included measurements of core financial metrics, including core net interest income, core net income and loss and core diluted earnings and loss per share, which are non-GAAP financial metrics.  Core earnings exclude the mark-to-market derivative gain or loss under FASB 133, as well as non-core charges or credits to income. The Company does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the unrealized mark-to-market gains or losses on the derivative instruments are recorded as income or losses, even though the cash flows will not be received until sometime in the future.  By excluding the impact of the mark-to-market gain or loss from net income or net loss, management believes that core net interest income and core net income or loss can provide a useful measurement of the Company’s operating performance.

Throughout this press release, the Company will provide comparisons between the first quarter of 2006 and the fourth quarter of 2005 and the first quarter of 2005.  Due to the change in the Company’s primary operating strategy following its November 2004 reorganization from a mortgage banking platform, where the Company originated and sold all of its production for a cash gain, to a mortgage REIT in which the Company retains a substantial portion of its production for its loans held for investment portfolio and generates interest income, management believes that some comparisons to prior year periods do not provide the best measurement of the Company’s financial performance.

Core Revenue and Expense

The following table details the components of total and core revenue and expense and core net income or loss for the quarters ended March 31, 2006 and March 31 and December 31, 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential

Net interest income after provision for loan losses (1)	$26,497	$35,236	$34,734	-24.8%	-23.7%
Noninterest income	8,418	6,723	2,554	25.2%	229.6%
Total revenue	34,915	41,959	37,288	-16.8%	-6.4%
Mark-to-market loss (gain) on derivative financial instruments	5,187	(9,532)	5,300	nm	-2.1%
Total core revenue	$40,102	$32,427	$42,588	23.7%	-5.8%

Noninterest expense	$48,415	$41,960	$41,390	15.4%	17.0%
Non core non interest expense	(2,323)	—	—	nm	nm
Total core expenses	46,092	41,960	41,390	9.8%	11.4%

Core pretax income (loss)	(5,990)	(9,533)	1,198	-37.2%	-600.0%
Income tax provision	17	765	73	-97.8%	-76.7%
Core net income (loss)	$(6,007)	$(10,298)	$1,125	-41.7%	-634.0%

Core EPS	$(0.10)	$(0.17)	$0.02	-42.7%	-633.8%

(1) NII for all periods includes the FASB 133 mark-to-market gain or loss on derivative financial instruments.

Total core revenue for the March 2006 quarter equaled $40.1 million, a 5% sequential decrease from the December 2005 quarter.  The decrease resulted from a lower core net interest income resulting from a temporary decrease in the amortization of hedge premiums in the December 2005 quarter; this was partly offset by a higher noninterest income resulting from a higher net gain on sale of loans in the March 2006 quarter.

Total core expense for the first quarter of 2006 increased by 11.2% sequentially, reflecting higher expenses related to additional staffing levels in the retail channel, seasonal increases in benefits and compensation expenses and a planned increase in marketing costs for the retail channel. In order to reduce its expenses going forward, the Company closed two wholesale operating centers and eliminated 100 positions at the beginning of the second quarter.  Aames anticipates beginning to realize the benefits of these cost reductions in the second quarter and it remains on track to achieve its goal of reducing core expenses by $10 to $15 million from the 2005 levels.

Net Interest Income

The following table details the components of net interest income before the provision for loan losses for the quarters ended March 2006 and March and December 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential

Interest earned on:
Loans held for investment	$71,178	$41,604	$71,371	71.1%	-0.3%
Loans held for sale	19,926	7,866	18,987	153.3%	4.9%
Overnight investments	1,040	220	1,120	372.7%	-7.1%
Income from derivative financial instruments	13,634	2,630	11,922	418.4%	14.4%
Amortization of net deferred loan origination costs	(1,318)	(672)	(1,578)	96.1%	-16.5%
Prepayment penalty fees	7,515	1,884	9,015	298.9%	-16.6%
Other	70	120	92	-41.7%	-23.9%
Total interest income	$112,045	$53,652	$110,929	108.8%	1.0%

Interest expense	$63,093	$19,992	$59,134	215.6%	6.7%
Mark-to-market (gain) loss on derivative financial instruments	5,187	(9,532)	5,300	-154.4%	-2.1%
Amortization of financing costs	4,547	1,319	2,662	244.7%	70.8%
Other	120	137	170	-12.4%	-29.4%
Total interest expense	$72,947	$11,916	$67,266	512.2%	8.4%

Net interest income (1)	$39,098	$41,736	$43,663	-6.3%	-10.5%
Add (subtract) mark-to-market (gain) loss on derivative financial instruments	5,187	(9,532)	5,300	-154.4%	-2.1%
Core net interest income (1)	$44,285	$32,204	$48,963	37.5%	-9.6%

(1) Before the provision for losses on loans held for investment.

Core net interest income for the March 2006 quarter, which excludes the impact of any mark-to-market gains or losses on derivative instruments, was $44.3 million, compared with $49.0 million in the December 2005 quarter.  This decrease in net interest income reflected (i) higher amortization of debt issuance related to the higher volume of sales of lower rated bonds from the Company’s loan securitization, (ii) higher hedge premium amortization over an atypical level in the fourth quarter of 2005 and (iii) higher interest expense from the normal pay-down of the higher rated, lower coupon tranches of the Company’s securitization financing.

During the first quarter of 2006, the average balance of loans held for investment decreased by approximately $150 million to $4.0 billion, as the Company chose to sell the majority of lower-valued loans to the market and retain for its portfolio the higher-coupon loans that the Company originated during the quarter.

The table below provides the details of the components of the held for investment portfolio net interest margin for the March 2006 and December 2005 quarters.

	Quarter Ended
	3/31/2006	12/31/2005

Gross yield on LHFI	7.22%	6.97%
Prepayment penalty fees	0.76%	0.88%
Amortization of premiums	-0.53%	-0.70%
Amortization of deferred loan fees and costs	-0.13%	-0.15%
Net yield on LHFI	7.32%	7.00%

Net cost of funding for LHFI	4.88%	3.70%

Net interest margin	2.44%	3.30%

The net interest margin for the Company’s REIT portfolio for the first quarter of 2006 equaled 2.44%, compared with 3.30% in the fourth quarter of 2005.  The decrease in the net interest margin resulted from the above mentioned factors.  Using a normalized 65 basis points of hedge premium amortization, the pro forma net interest margin for the fourth quarter of 2005 would have been 2.72%.

Noninterest Income

The following table details the components of noninterest income for the quarters ended March 2006 and December and March 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential
Noninterest income:
Gain on sale of loans	$5,995	$5,683	$348	5.5%	1622.7%
Loan servicing revenue	2,423	1,040	2,206	133.0%	9.8%
Total noninterest income	$8,418	$6,723	$2,554	25.2%	229.6%

Total noninterest income for the March 2006 quarter increased by $5.9 million compared to the fourth quarter of 2005, due to both a higher net gain on sale of loans and higher servicing revenue.

The following table details the components of the gain on sale of loans for the quarters ended March 2006 and December and March 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential
Gain on sale of loans:
Gain on whole loan sales	$9,861	$4,583	$14,087	115.2%	-30.0%
Loan originations fees, net	7,525	2,097	330	258.8%	2180.3%
Provision for LOCOM adjustments, representation warranty and other losses	(11,255)	(785)	(13,848)	nm	-18.7%
Miscellaneous costs	(136)	(212)	(221)	-35.8%	-38.5%
Total gain on sale of loans	$5,995	$5,683	$348	5.5%	nm

Whole loan market sales	$1,494,848	$320,638	$1,165,887
Gross gain on sale rate	0.66%	1.43%	1.21%
Net gain on sale rate	0.40%	1.77%	0.03%

The gross gain on sale of loans for the first quarter of 2006 equaled 0.66% of loans sold, a ratio that reflects the continuation of reduced premiums for a wide range of loan products. Whole loan prices for second liens, higher LTV and lower FICO loans further declined from the fourth quarter of 2005.  The composition of loans also contributed to the lower gross gain rate, as the Company cleared its loan pipeline of lower value loans that it discontinued during the fourth quarter.  As a result of current premiums paid for selected loans, the Company made additional changes to its loan underwriting guidelines, including eliminating certain higher loan-to-value loans and lower FICO bands.  The Company has also made sustained increases in its loan rates across the majority of its products.

The net gain on sale ratio for the first quarter increased to 0.40%, compared with 0.03% for the fourth quarter of 2005. This increase was a result of higher net fees realized upon the sale of loans and a lower provision for LOCOM adjustments, representation, warranty and other losses.

Of the $11.3 million of provisions for representation warranty and other losses in the first quarter 2006, $5.7 million was for a repurchase of loans that had been included in a whole loan sale in the third and fourth quarter of 2005.  The buyer of that pool of loans exercised its right to put, or return for repurchase at par cost, certain loans from that pool. Although these loans had at least one incident of deliquent payments since they were sold, 70% of these loans were current at the time the buyer presented them to the Company for repurchase in the first quarter. The Company will sell these loans during the second quarter.

Servicing revenue for the March 2006 quarter equaled $2.4 million, compared with $2.2 million in the December 2005 quarter.  This increase reflects higher late charges and other fees collected on loans serviced, primarily in the Company’s held for investment portfolio.

Noninterest Expense

The following table details the components of noninterest expense for the quarters ended March 2006 and December and March 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential

Noninterest expense:
Personnel	$24,891	$22,347	$24,107	11.4%	3.3%
Production	9,377	8,800	8,716	6.6%	7.6%
General and administrative	14,147	10,813	8,567	30.8%	65.1%
Total noninterest expense	48,415	41,960	41,390	15.4%	17.0%

Non-core income (expense)	(2,323)	—	—	nm	nm
Core noninterest expense	$46,092	$41,960	$41,390	9.8%	11.4%

Total core noninterest expense for the first quarter of 2006 increased by approximately $4.7 million, or 11% compared with the December 2005 quarter.  The sequential increase in core noninterest expense reflects the previously mentioned higher operating expenses.

Net Cost to Originate

The net cost to originate loans is a non-GAAP measurement of the Company’s efficiency trends within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The data represents reported operating expenses, plus the origination costs deferred under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases), less (i) the cost of servicing the Company’s loans held for investment portfolio, (ii) certain corporate overhead costs and (iii) the fees received on originations less points paid on wholesale originations. The Company believes that the non-GAAP measurement of the net cost to originate is indicative of its ability to generate profits from the sale of its loans into the secondary markets and an indication of its overall efficiency.

The table below details the components of the net cost to originate loans for the quarters ended March 2006 and March and December 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential

Total noninterest expense	$48,415	$41,960	$41,390	15.4%	17.0%
Non-core income (expense)	(2,323)	—	—	nm	nm
Deferred loan origination costs	21,148	16,620	24,306	27.2%	-13.0%
Loan servicing and other costs	(3,025)	(3,209)	(3,274)	-5.7%	-7.6%
Total expenses	64,215	55,371	62,422	16.0%	2.9%

Loan origination fees received	(29,696)	(15,594)	(29,567)	90.4%	0.4%
Net cost to originate	$34,519	$39,777	$32,855	-13.2%	5.1%

Total loan originations	$1,565,524	$1,361,616	$1,882,603	15.0%	-16.8%

Cost Ratios:
Core noninterest expense	2.94%	3.08%	2.20%	-4.5%	33.9%
Deferred loan origination costs	1.35%	1.22%	1.29%	10.7%	4.6%
Loan servicing and other costs	-0.19%	-0.24%	-0.17%	-18.0%	11.1%
Total expenses	4.10%	4.07%	3.32%	0.9%	23.7%
Loan origination fees received	-1.90%	-1.15%	-1.57%	65.6%	20.8%

Net cost to originate	2.20%	2.92%	1.75%	-24.5%	26.3%

The net cost to originate for the March 2006 quarter equaled 2.20% of total loan production, a 26% increase from the December 2005 quarter and a 25% decrease from the March 2005 quarter.  The sequential increase reflects the seasonally lower origination volume in the first quarter of the year, the above mentioned increase in operating costs, offset by higher net points and fees earned on originations resulting from retail loans accounting for a higher percentage of total originations.

As previously stated, the Company believes that in the current market environment, a cost to originate ratio in the 1.40% to 1.50% range is required to produce net profits in its mortgage banking division.  The Company intends to achieve this lower cost ratio through a combination of retail loans accounting for a higher percentage of total loan volume as well as the planned cost reductions and wholesale consolidation initiatives.  The Company executed a number of its cost reduction initiatives at the end of the first quarter and anticipates recognizing lowered operating costs in the second quarter.

Loan Portfolio

Total loans held for investment as of March 31, 2006 equaled $3.7 billion, compared with $4.1 billion as of December 31, 2005.  The Company also held $1.1 billion of loans for sale as of March 31, 2006.  The decrease in the balance of loans held for investment reflects the impact of loan repayments, particularly on older securitizations, as well as the Company’s decision to sell a larger portion of its production into the secondary markets and to retain only those loans that meet its risk adjusted return criteria.

At the end of the first quarter of 2006, the Company’s leverage ratio, defined as total loans held for investment divided by total consolidated shareholders’ equity, equaled 14.3 times.  This leverage ratio is within the range management believes is appropriate, following its decision to reorganize to eliminate its status as a REIT and become a C Corp. for tax purposes.

Loan Production

The following table details the Company’s loan production for the quarters ended March 2006 and December and March 2005.

	Quarter Ended			Percentage Change
(dollars in thousands)	3/31/2006	3/31/2005	12/31/2005	Y-Y	Sequential

Retail	$746,131	$516,558	$811,096	44.4%	-8.0%
Wholesale	819,393	845,058	1,071,507	-3.0%	-23.5%
Total loan production	$1,565,524	$1,361,616	$1,882,603	15.0%	-16.8%

Loan production for the March 2006 quarter totaled $1.6 billion, $317 million lower than the fourth quarter of 2005. Compared with the prior year quarter, March 2006 production increased by $204 million, or 15%. The sequential decrease represents normal seasonal volatility in loan production.

Retail loan production decreased by 8% sequentially and increased by 44% year over year. Retail production accounted for 48% of total production during the March 2006 quarter, compared with 43% for the December 2005.  Wholesale production accounted for 52% of total production for the first quarter of 2006, compared with 57% for the fourth quarter of 2005.

Credit Quality

The allowance for loan losses for the loans held for investment portfolio as of March 31, 2006 equaled $53.3 million, or 1.44% of the gross loans held for investment portfolio.

The Company provided $12.6 million for loan losses during the first quarter of 2006, consistent with the Company’s current loan loss allocation model.  Based on the level of losses to date, the current level of loan loss allowance has exceeded its targeted levels and the Company is in the process of reviewing it provisioning model.  The Company believes that a modestly lower level of provisioning may be appropriate during the remaining quarters of 2006.

Total delinquencies in the loans held for investment portfolio equaled 7.4% at the end of the first quarter of 2006, compared with 7.0% at the end of 2005.  While the level of delinquencies in the held for investment portfolio is higher than anticipated, the Company continues to experience loan losses that are better than expectations.

Net charge-offs for loans held for investments in the March 2006 quarter equaled $2.6 million, or an annualized 0.27% of the average held for investment portfolio.  The Company continues to anticipate an increase in the level of delinquencies and credit losses as the loans held for investment portfolio seasons and fewer new loans are added to the portfolio.

About Aames Investment Corporation

Aames is a fifty-year old national mortgage banking company that originates subprime residential mortgage loans in 47 states through wholesale and retail channels under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the Company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; the occurrence of natural disasters (including the adverse impact of hurricanes Katrina, Rita and Wilma); (x) extensive government regulation; and (xi) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules.  For a more complete discussion of these risks and uncertainties and information relating to the Company, see the Form 10-K for the year ended December 31, 2005 and other filings with the SEC made by the Company.  Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com

Financial tables and supplementary information follows.

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed Balance Sheets

(In thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets

Cash and cash equivalents:
Unrestricted	$30,993	$36,078
Restricted	87,016	87,094
Loans held for sale, at lower of cost or market	1,063,290	951,177
Loans held for investment, net	3,656,520	4,085,536
Advances and other receivables	37,957	39,591
Prepaid expenses and other assets	73,782	70,012
Derivative financial instruments, at estimated fair value	52,961	58,147
Total assets	$5,002,519	$5,327,635

Liabilities and Stockholders’ Equity

Financings on loans held for investment	$3,240,614	$3,623,188
Revolving warehouse and repurchase facilities	1,454,933	1,341,683
Other borrowings	1,324	16,487
Other liabilities	49,473	76,773
Total liabilities	4,746,344	5,058,131
Stockholders’ equity	256,175	269,504
Total liabilities and stockholders’ equity	$5,002,519	$5,327,635

Shares outstanding	61,883	61,828

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005

Interest income	$112,045	$53,652
Interest expense	72,947	11,916
Net interest income	39,098	41,736
Provision for losses on loans held for investment	12,601	6,500
Net interest income after provision for loan losses	26,497	35,236

Noninterest income:
Gain on sale of loans	5,995	5,683
Loan servicing	2,423	1,040
Total noninterest income	8,418	6,723

Net interest income after provision for loan losses and noninterest income	34,915	41,959

Noninterest expense:
Personnel	24,891	22,347
Production	9,377	8,800
General and administrative	14,147	10,813
Total noninterest expense	48,415	41,960

Loss before income taxes	(13,500)	(1)
Income tax provision	17	765
Net loss	$(13,517)	$(766)

Net loss to common stockholders:
Basic	$(13,517)	$(766)
Diluted	$(13,517)	$(766)

Net loss per common share:
Basic	$(0.22)	$(0.01)
Diluted	$(0.22)	$(0.01)

Weighted average number of common shares outstanding:
Basic	62,535	62,593
Diluted	62,535	62,593

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Other Financial Data

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2006	2005

Condensed Statement of Cash Flows Information

Net cash provided by (used in):
Operating activities	$(112,438)	$101,344
Investing activities	415,640	(1,144,929)
Financing activities	(308,365)	1,134,171
Net increase (decrease) in cash and cash equivalents	(5,163)	90,586
Cash and cash equivalents, beginning of period	123,172	37,780
Cash and cash equivalents, end of period	$118,009	$128,366

	March 31,	December 31,
	2006	2005

Revolving Warehouse and Repurchase Facilities

Committed facilities	$2,700,000	$2,700,000
Uncommitted facilities	100,000	100,000
Total warehouse and repurchase facilities	$2,800,000	$2,800,000

Amount utilized on committed	$1,454,933	$1,341,683

Borrowing capacity on committed	$1,245,067	$1,358,317

Liquidity

Unrestricted cash	$30,993	$36,078
Plus: Unencumbered loans held for sale	89,444	87,597
Less: Margin and ineligible mortgage collateral	(88,970)	(80,962)
Plus: Short-term collateralized financing facility	—	9,154
Plus: Revolving line of credit facility	25,000	—
	$56,467	$51,867

AAMES INVESTMENT CORPORATION

(Parent Company Only)

(Unaudited)

(In thousands)

Condensed Balance Sheets (1)

	March 31,	December 31,
	2006	2005
Cash and cash equivalents:
Unrestricted	$16,505	$13,042
Restricted	87,016	87,094
Loans held for investment, net:
Securitized	3,241,334	3,659,657
Not yet securitized	462,431	461,452
Net deferred loan origination costs	6,092	7,787
Deferred loan acquisition premium	35,418	41,131
Allowance for loan losses	(53,337)	(43,359)
Total loans held for investment, net	3,691,938	4,126,668
Investment in subidiaries	51,970	78,697
Accrued interest and other assets	94,175	57,480
Derivative finanancial instruments	52,961	58,147
Total assets	$3,994,565	$4,421,128

Financings on loans held for investment	$3,240,614	$3,623,188
Revolving warehouse and repurchase facilities	443,805	433,241
Borrowings	1,324	16,487
Other liabilities	17,230	37,577
Total liabilities	3,702,973	4,110,493
Stockholders’ equity	291,592	310,635
Total liabilities and stockholders’ equity	$3,994,565	$4,421,128

(1) Before intercompany elimination entries.

Condensed Statements of Operations

	Three Months Ended
	March 31,
	2006	2005
Net interest income	$22,115	$32,463
Provision for losses on loans held for investment	(12,601)	(6,500)
Net interest income after provision for loan losses	9,514	25,963
Noninterest expense	(2,068)	(2,035)
Income before equity in net loss of subsidiary	7,446	23,928
Equity in net loss of subsidiary	(26,677)	(22,372)
Net income	$(19,231)	$1,556

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Production Information

(Unaudited)

Loan Production

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005

Retail

Total dollar amount (in thousands)	$746,131	$516,558	$811,096
Number of loans	4,814	3,718	5,269
Average loan amount	$154,992	$138,934	$153,937
Average initial LTV	74.44%	75.88%	75.05%
Weighted average interest rate	8.13%	7.53%	7.56%

Wholesale

Total dollar amount (in thousands)	$819,393	$845,058	$1,071,507
Number of loans	5,702	6,028	7,356
Average loan amount	$143,703	$140,189	$145,664
Average initial LTV	82.06%	81.25%	81.90%
Weighted average interest rate	8.63%	7.60%	8.00%

Total

Total dollar amount (in thousands)	$1,565,524	$1,361,616	$1,882,603
Number of loans	10,516	9,746	12,625
Average loan amount	$148,871	$139,710	$149,117
Average initial LTV	78.43%	79.21%	78.95%
Weighted average interest rate	8.39%	7.57%	7.81%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Production Information

(Unaudited)

(In thousands)

Loan Production

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005

By Loan Purpose

Cash-out refinance	$950,589	$799,342	$1,106,317
Purchase money	559,527	519,656	710,890
Rate/term refinance	55,408	42,618	65,396
	$1,565,524	$1,361,616	$1,882,603

By Property Type

Single-family	$1,359,045	$1,194,927	$1,638,563
Multi-family	106,542	94,399	136,021
Condominiums	99,937	72,290	108,019
	$1,565,524	$1,361,616	$1,882,603

By State/Region Produced

California	$322,733	$372,922	$389,707
Florida	424,039	296,851	459,669
New York	121,819	93,558	157,288
Texas	130,170	111,392	141,395
Other Western states	133,245	139,291	164,982
Other Midwestern states	84,691	95,226	116,635
Other Northeastern states	199,534	145,853	275,863
Other Southeastern states	149,293	106,523	177,064
	$1,565,524	$1,361,616	$1,882,603

By Loan Product

Hybrid:
Traditional	$688,062	$947,520	$931,507
Interest Only	30,131	148,807	167,197
40/30	540,549	—	366,295
	1,258,742	1,096,327	1,464,999
Fixed Rate:
Traditional	279,316	265,289	380,559
40/30	27,466	—	37,045
	306,782	265,289	417,604

	$1,565,524	$1,361,616	$1,882,603

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Servicing Information

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2006	2005

Servicing Portfolio

Mortgage loans serviced:
Loans held for investment	$3,670,346	$4,077,448
Loans serviced on an interim basis	1,812,531	1,926,876
Loan subserviced for others on a long-term basis	85,717	92,213
Total serviced in-house	5,568,594	6,096,537

Loans held for investment subserviced by others	49,844	50,202
Total servicing portfolio	$5,618,438	$6,146,739

Percentage serviced in-house	99.1%	99.2%

Loan Delinquencies

Percentage of dollar amount of delinquent loans serviced (period end):
One month	1.9%	1.9%
Two months	0.9%	0.9%
Three or more months:
Not foreclosed	3.1%	2.5%
Foreclosed	0.3%	0.1%
	6.2%	5.4%

Percentage of dollar amount of delinquent loans in:
Loans held for investment serviced:
In-house	7.4%	7.0%
By others	0.0%	0.0%
Loans serviced on an interim basis	3.6%	2.0%
Loans subserviced for others on a long-term basis	7.6%	8.9%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Servicing Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2006	2005

Loan Foreclosures

Percentage of dollar amount of loans foreclosed during the period to servicing portfolio (period end)	0.2%	0.0%
Number of loans foreclosed during the period	104	42
Principal amount of loans foreclosed during the period	$13,144	$2,351
Number of loans liquidated during the period	43	69

Net losses on liquidations during the period from:
Loans held for investment serviced in-house	$891	$—
Loans serviced on an interim basis	522	963
Loans subserviced for others on a long-term basis	—	—
Loans in off-balance sheet securitization trusts serviced in-house	—	1,141
	$1,413	$2,104

Percentage of annualized losses to servicing portfolio	0.1%	0.3%
Servicing portfolio at period end	$5,618,000	$3,710,000